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EXHIBIT 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

June 1, 2005

Loudeye Corp.
1130 Rainier Avenue South
Seattle, Washington 98144

      Re: Registration Statement on Form S-8 for the Loudeye Corp. 2005 Incentive Award Plan; 60,000,000 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

            We have acted as special counsel to Loudeye Corp., a Delaware corporation (the "Company"), in connection with the proposed issuance of up to 60,000,000 shares of common stock, $0.001 par value per share (the "Shares"), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on June 1, 2005 (the "Registration Statement") and the Loudeye Corp. 2005 Incentive Award Plan, as adopted by the Company's Board of Directors on March 17, 2005 and approved by the Company's stockholders on May 20, 2005 (the "Plan"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

            As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (a) assumed that proceedings to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the Plan will be timely completed in the manner presently proposed in the Plan and that the Shares to be issued pursuant to the Plan will be issued for consideration having a value not less than the par value of such Shares and (b) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters. We are opining herein only as to the validity of the Shares under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

            Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plan, will be validly issued, fully paid and nonassessable.

            We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Latham & Watkins LLP

                                                     LATHAM & WATKINS LLP